Exhibit 10.54

[Portions of this Exhibit have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  The confidential portions of this Exhibit that have been omitted are marked with “XXXX”.  A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]

DISTRIBUTION

AND

TRANSITION SUPPORT

AGREEMENT

BETWEEN

AMNEAL PHARMACEUTICALS LLC,

LANNETT COMPANY, INC.

AND

JEROME STEVENS PHARMACEUTICALS, INC.

DATED AS OF NOVEMBER 9, 2018

DISTRIBUTION AND

TRANSITION SUPPORT

AGREEMENT

THIS DISTRIBUTION AND TRANSITION SUPPORT AGREEMENT (this “Agreement”), dated as of November 9, 2018 (the “Effective Date”), is made by and between AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company (“Amneal”), LANNETT COMPANY, INC., a Delaware corporation (“LCI”), and JEROME STEVENS PHARMACEUTICALS, INC., a New York corporation (“JSP”).  (Amneal, LCI and JSP hereafter are collectively referred to as the “Parties”).

WHEREAS, LCI and JSP are parties to that certain agreement dated as of March 23, 2004, as amended (the “JSP-LCI Agreement”) pursuant to which JSP granted certain commercialization rights with respect to Levothyroxine (as defined in the JSP-LCI Agreement, as amended), to LCI and agreed to manufacture and supply Levothyroxine for commercial sale to LCI.

AND WHEREAS, JSP and Amneal have entered into a new agreement (the “JSP-Amneal Agreement”) with respect to the marketing and supply of Levothyroxine, which will commence following the expiration of the JSP-LCI Agreement on March 23, 2019 (the “End Date”)  in accordance with its terms.

AND WHEREAS, effective as of the Distribution Date, LCI desires to exclusively sell to Amneal all of LCI’s JSP Products purchased in accordance with the JSP-LCI Agreement and this Agreement, and Amneal desires to resell the product to its customers upon the terms and subject to the conditions hereinafter set forth.

AND WHEREAS, LCI, Amneal and JSP intend to cooperate and collaborate to ensure that LCI’s current customers and the market for Levothyroxine continue to be effectively and continuously supplied and served, and to transition the sales and marketing activities relating to Levothyroxine from LCI to Amneal during the remainder of the term of the JSP-LCI Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1.                                                                  Definitions

Except as otherwise defined in this Agreement, all capitalized terms used herein shall have the meanings assigned to them in the JSP-LCI Agreement, as amended.  As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means any Person that controls, is controlled by or is under common control with the applicable Person.  For purposes of this definition, “control” shall mean: (i) in the case of corporate entities, direct or indirect ownership of more than 50% of the stock or shares entitled to vote for the election of directors or otherwise having the power to control or direct the affairs of such Person and (ii) in the case of non-corporate entities, direct or indirect ownership of more than 50% of the equity interest or the power to direct the management and policies of such non-corporate entities.  The forgoing notwithstanding, Amneal’s Affiliates shall be deemed to include only Amneal Pharmaceuticals, Inc. and the subsidiaries it controls.

“Agreement” has the meaning set forth in the preamble.

“Amneal NDC Numbers” means the NDC Numbers for JSP Products registered in the name of Amneal.

“Amneal Product” means any Levothyroxine products in fully finished form (i.e.,manufactured, packaged and delivered to Amneal pursuant to this Agreement), purchased from LCI by Amneal hereunder and sold by Amneal under any Amneal NDC Numbers.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in San Francisco, California are permitted or required to close by law or regulation.

“Amneal” has the meaning set forth in the preamble.

“Amneal Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Anticipated Gross Margin” shall mean the amount of Gross Margin LCI would have earned with respect to Amneal Product had it continued to distribute and sell LCI Products through the End Date.

“Chargebacks” means all chargebacks, credits, reimbursements, coupons, purchase discounts, administrative fees and related adjustments, in each case other than Rebates, which are charged by wholesalers, other distributors, managed care organizations, or pharmacy benefit managers, or pursuant to the General Services Administration’s Federal Supply Schedule Program or Section 340B of the Public Health Services Act.

“Effective Date” has the meaning set forth in the preamble.

“Encumbrance” means, with respect to any asset, any related mortgage, charge, lien, security interest, easement, right of way, pledge, license or encumbrance of any nature whatsoever.

“End Date” means March 23, 2019.

“Exhibits” means, collectively, the Exhibit(s) referred to throughout this Agreement.

“FDA” means the U.S. Food and Drug Administration.

“Governmental Authority” means any court, administrative agency or commission or other Governmental Authority, body or instrumentality, whether U.S. or non-U.S.

“Gross Margin” means an amount equal to the Net Sales with respect to a given quantity of Amneal Products or, solely with respect to Section 9.6 of this Agreement, LCI Products, as applicable, less the Supply Price of such Amneal Product(s) or LCI Product(s) as the case may be.

“Indemnified Party” has the meaning set forth in Section 12.5(a).

“Indemnifying Party” has the meaning set forth in Section 12.5(a).

“Inventory” means all active pharmaceutical ingredients which are used solely in or designated by LCI for, Levothyroxinion of Levothyroxine, all inventory of finished Levothyroxine product that is formulated or otherwise intended for use in clinical studies or other use, sale or offer for sale under any regulatory authorization, whether or not labeled, and all samples of Levothyroxine, if any, designated for use in promoting Levothyroxine and that are not intended to be sold, consistent with the requirements of applicable Governmental Authorities, in each case owned as of the Effective Date by LCI or any Affiliate thereof.

“JSP” shall have the meaning set forth in the preamble.

“JSP Product” means any Levothyroxine manufactured and provided by JSP to LCI pursuant to the JSP-LCI Agreement.

“Law” means any federal, state, local, municipal, foreign, international, or multinational or other administrative order, code, constitution, law, ordinance, principle of common law, rule, regulation, statute, or treaty by any Governmental Authority and any requirements of stock exchanges or similar regulatory bodies.

“LCI” has the meaning set forth in the preamble.

“LCI Indemnified Parties” has the meaning set forth in Section 12.3(a).

“LCI NDC Numbers” means the NDC Numbers for Levothyroxine registered in the name of LCI.

“LCI Product” means any Levothyroxine sold by LCI under any LCI NDC Numbers.

“Levothyroxine Sales and Marketing Materials” means all customer and supplier lists, marketing plans, published price lists, mailing lists, marketing information and materials, copyrights, artwork, films, photography, and other similar items (including electronic and hard copies of each to the extent available), in each case to the extent exclusively related to Levothyroxine.

“Levothyroxine Scientific and Regulatory Materials” means all technological, scientific, chemical, biological, pharmacological, toxicological, regulatory (including all written correspondence with the FDA and written records summarizing or memorializing communications with the FDA), clinical trial materials and information in written or electronic form that solely and directly relates to Product and that is Controlled by or in the possession of LCI or any of its Affiliates as of the Effective Date, including all adverse event reports, process data and reports relating to research or development of Levothyroxine and other data, information and materials relating to adverse experiences with respect to JSP Products for the two-year period prior to the Effective Date.

“Distribution Effective Date” means December 1, 2018.

“Losses” means any and all damages, losses, taxes, Liabilities, claims, judgments, penalties, reasonable costs and expenses (including reasonable legal fees incurred in prosecuting any claim for indemnification).

“NDC” means a national drug code as issued by the FDA.

Net Profits” shall mean the aggregate Net Sales of Amneal Products by Amneal hereunder during the period commencing on the Distribution Effective Date and ending on the End Date, or LCI Product by LCI for the period commencing November 1, 2018 through November 30, 2018, as the case may be, less the following amounts accruing during such period:

(i)                                     the Supply Price payable with respect to such Amneal or LCI Products;

(ii)                                  all costs and expenses (including accruals chargeable against profits under U.S. GAAP) incurred by Amneal or LCI as the case may be, its Affiliates, agents and sublicensees in connection with the, sale, promotion and marketing of the Amneal Product or LCI Product, respectively, as the case may be, provided that, such sales and marketing expenses shall, for purposes of calculating Net Profits, be deemed to be the lower of 10% of Net Sales or the actual sales and marketing costs incurred with respect to the period at issue;

(iii)                               all royalties payable to third parties with respect to any Amneal Product; and

(iv)                              costs and expenses associated with shipping, storage and distribution of Amneal Product or LCI Product as the case may be including freight, postage, shipping, insurance, handling and other transportation charges to fulfill orders.

“Net Sales” shall mean that dollar amount determined by deducting the following items from the gross invoiced sales price billed for the Amneal Products sold by Amneal or for LCI Products sold by LCI, as the case may be, and their Affiliates in the Territory to unaffiliated third parties in arm’s length transactions:

(i)                                     trade, quantity and cash discounts and rebates, service allowances including, without limitation, wholesaler’s fee for services and redistribution fee, and independent brokers’ or agents’ commissions, if any, taken, allowed or;

(ii)                                  any adjustments (including retroactive) for price adjustments, sales deductions, shelf stock or floor stock adjustments, billing errors, rejected goods, product recalls, damaged goods and returns;

(iii)                               credits, charge-backs, rebates, fees, reimbursements, and similar payments provided to wholesalers, chains, mass merchandisers, group purchasing organizations and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or other customers;

(iv)                              allowances, adjustments, reimbursements, administration fees, discounts, rebates or other price reductions provided, to any governmental or regulatory body, agency or authority in respect of any state or federal Medicare, Medicaid or other government rebates or similar programs anywhere within the Territory;

(v)                                 freight, insurance and handling costs (to the extent not paid by the third party customer);

(vi)                              any surcharge, levy, tax, excise or other government charge upon or measured by the sale, transportation, delivery or use of the Product, or to fund a compensation program or reserve for persons injured by an Amneal Product or LCI Product as the case may be;

(vii)                           normal and customary promotional allowances and normal and customary sales allowances, credits or discounts related to sales volume, sales promotions, trade show discounts and stocking allowance; and

(viii)                        any bad debts to the extent actually written off;

in each case determined in accordance with Amneal’s or LCI’s, as applicable, customary accounting policies and practices in a manner consistent with U.S. generally accepted accounting practices.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Authority or other entity.

“Rebates” means rebates, price reductions, administrative fees and related adjustments charged by Medicaid, Medicare and other federal, state and local governmental programs and by health plans, insurance companies, mail service pharmacies and health care providers based upon the utilization of JSP Products, and service, administrative, and inventory management fees due to wholesalers, distributors, and group purchasing organizations based on sales of JSP Products.

“Supply Price” has the meaning set forth in Section 4.1(d).

“U.S.” or “U.S.A.” means the United States of America.

SECTION 1.2.                         Interpretation

When used in this Agreement, the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”  Any terms defined in the singular will have a comparable meaning when used in the plural, and vice-versa.

ARTICLE II.

LCI SALE OF JSP PRODUCTS TO AMNEAL

SECTION 2.1.                         LCI Sale of JSP Products to Amneal and Amneal’s Re-Sale of the Products to its Customers.

(a)       During the Term of this Agreement, LCI shall sell to Amneal and Amneal agrees to purchase from LCI an amount of JSP Products which represents the equivalent of at least $50 million of Anticipated Gross Margin under the pricing and other terms and conditions of sale generally in effect with LCI’s customers as of the Effective Date.  Of such total aggregate minimum order quantity of JSP Products, Amneal and LCI acknowledge and agree that Amneal shall purchase during the month of December 2018 an amount of JSP Products representing at least the equivalent of $12.5 million of Anticipated Gross Margin under the pricing and other terms and conditions of sale generally in effect with LCI’s customers as of the Effective Date.  It is the intention of this Agreement that Amneal shall re-sell the products it purchases hereunder to its customers and nothing herein shall prevent Amneal from re-selling the product it purchases hereunder to its customers.

(b)       From time to time, as and when requested by the other party,  each party shall execute and deliver, or cause to be executed or delivered, all such documents and instruments and shall take, or cause to be taken,  all such further or other actions as the other party or its successors may reasonably deem necessary or desirable to more effectively evidence the intent of this Agreement.

SECTION 2.2.                         Retained Rights

For the avoidance of doubt, , and notwithstanding any other provision of this Agreement to the contrary, any rights of LCI not expressly granted to Amneal pursuant to the provisions of this Agreement shall be retained by and remain with LCI or its Affiliates.  No licenses, appointments or rights shall be granted or transferred by LCI pursuant to this Agreement other than with respect to Levothyroxine, and LCI shall retain all right, title and interest in and to all products other than Levothyroxine under the JSP-LCI Agreement.  For the avoidance of doubt, except as expressly agreed in writing in advance by Amneal and LCI, neither Amneal nor LCI shall have any right to use any name, trademark, tradedress or logo of the other party, or any variation thereof, and neither Amneal nor LCI shall use any such any name, trademark, tradedress or logo of the other party, or any variation thereof.

SECTION 2.3.                         Transfer of Documentation, Information and Materials to Amneal.

Upon the terms and subject to the conditions of this Agreement, on or prior to the Distribution Effective Date, LCI or its Affiliates, as applicable, will transfer, convey and deliver to Amneal, copies of the (a) Levothyroxine Scientific and Regulatory Materials and (b) Levothyroxine Sales and Marketing Materials.  Amneal shall have the right to use and reproduce such Materials (provided that the Levothyroxine Sales and Marketing Materials shall incorporate and use the relevant Amneal name, trademark and tradedress).  LCI shall retain for archival purposes, compliance with applicable Law and for general legal and regulatory purposes copies of all such documentation that LCI delivers to Amneal pursuant to this Section 2.3.  LCI agrees to treat such copies as confidential information.

SECTION 2.4.                         Product Sales; Remaining LCI Inventory

(a)                                 During the term of this Agreement, Amneal shall only distribute and re-sell Amneal Products on or following the Distribution Effective Date (provided that prior to the Distribution Effective Date, Amneal shall have the right to conduct all such activities as may be necessary or useful in order to fully prepare to commercialize Amneal Products as of the Distribution Effective Date, including communicating with customers and offering Amneal Products for sale), and Amneal shall not distribute, sell or commercialize any LCI Product hereunder.

(b)                                 During the term of this Agreement, LCI agrees not to directly or indirectly market, sell, distribute or commercialize any products that compete with any JSP Product,  not to enter into any agreement with a third party to distribute the JSP Products from a competing source .   LCI further agrees that it shall not ship or place any LCI Product(s) in commerce after November 30.

(c)

(i)                                     Effective as of LCI’s close of business on the day immediately prior to the Distribution Effective Date, LCI shall cease all marketing, distribution and sale of LCI Product provided that, to the extent that LCI retains any inventory of LCI Product (the “Remaining LCI Inventory”) as of the Distribution Effective Date, Amneal shall either, at its sole option and discretion, reimburse LCI for or purchase an amount of LCI Products equal to fifty percent (50%) of the aggregate inventory value (with such value calculated using LCI’s Supply Price) of the Remaining Inventory up to a maximum aggregate amount of Two Million Five Hundred Thousand Dollars ($2,500,000).  Amneal shall purchase or reimburse LCI for such LCI Products at a price equal to the applicable Supply Price and, in the event that Amneal, at its sole discretion, plans to sell such product to its customers, Amneal agrees to re-label such product with the Amneal label prior to selling it to its customers;

(ii)                                  For any Remaining LCI Inventory not purchased by Amneal pursuant to section (c)(i) above, LCI, at its discretion, may destroy such inventory or return it to JSP at terms upon which LCI and JSP agree.

ARTICLE III.

CONSIDERATION

SECTION 3.1.                          Partial Pre-payment of Anticipated Gross Margin

In consideration for LCI’s entry into this Agreement, appointment of Amneal as its distributor and supply of Amneal Products pursuant to this Agreement, Amneal will pay to LCI a non-refundable amount equal to $50,000,000 (Fifty Million Dollars) in payment of the Anticipated Gross Margin (the “Pre-Payment”) derived from the sale of Amneal Products pursuant to this Agreement to be paid, subject to Sections 9.6 and 9.8, below, by wire transfer of immediately available funds to the account designated by LCI as follows:

(a)                                 $43,000,000 (Forty Three Million Dollars) to be paid within 5 business days of the Distribution Effective Date, subject to Sections 9.6 and 9.8, below, by wire transfer of immediately available funds to the account designated by LCI; and

(b)                                 $7,000,000 (Seven Million Dollars) to be paid, subject to Sections 9.6 and 9.8, below, on February 1, 2019, by wire transfer of immediately available funds to the account designated by LCI.

The Pre-Payment shall be non-refundable (subject to Section 9.8) regardless of the quantity of LCI Products actually purchased by Amneal hereunder, and no additional Pre-Payment amount shall be due and payable by Amneal if it purchases Amneal Products in an amount exceeding the amount of Amneal Products representing $50,000,000 in Gross Margin.  In addition, the full amount of the Pre-Payment shall constitute a credit in Amneal’s favor against amounts payable and invoiced to Amneal by LCI pursuant to Sections 4.1(d) and 4.1(e), below.

SECTION 3.2.                          Additional Consideration — Profit Share Payment

In addition to the Pre-payment, Amneal shall pay to LCI the following additional consideration relating to the sale of Amneal Products by Amneal pursuant to this Agreement (each such payment made pursuant to Section 3.2(a) or 3.2(b) of this Agreement, as and if applicable, an “Amneal Product Profit Share Payment”):

(a)                                 Subject to and to the extent that the Gross Margin derived by Amneal from the sale of Amneal Products hereunder during the period commencing on the Distribution Effective Date and ending on December 31, 2018 exceeds XXXX, Amneal shall pay to LCI an amount equal to the Net Profits derived from the Gross Margin achieved in excess of XXXX during the period between the Distribution Effective Date and December 31, 2018; and

[Portions of this Section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential portions of this Section that have been omitted are marked with “XXXX”.  A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]

(b)                                 In addition to the amount, if any, payable to LCI pursuant to Section 3.2(a), above, Amneal shall pay to LCI no more than one or the other of the following amounts:

(i)                                     Subject to and to the extent that the Gross Margin derived by Amneal from the sale of Amneal Products hereunder during the period commencing on January 1, 2019 and ending on the End Date exceeds an aggregate total of at least XXXX, Amneal shall pay to LCI an amount equal to 50% (Fifty Percent) of the Net Profits derived from the Gross Margin achieved in excess of XXXX during the period between January 1, 2019 and the End Date; or

[Portions of this Section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential portions of this Section that have been omitted are marked with “XXXX”.  A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]

(ii)                                  In the event that no payment is payable to LCI pursuant to Section 3.2(a), above, then subject to and to the extent that the Gross Margin derived by Amneal from the sale of Amneal Products hereunder during the period commencing on the Distribution Effective Date and ending on the End Date exceeds an aggregate total of at least XXXX, Amneal shall pay to LCI an amount equal to 50% (Fifty Percent) of the Net Profits derived from the Gross Margin achieved in excess of XXXX during the period between the Distribution Effective Date and the End Date.

[Portions of this Section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential portions of this Section that have been omitted are marked with “XXXX”.  A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]

(c)                                  The Amneal Product Profit Share Payment(s) payable to LCI pursuant to Sections 3.2(a) and/or 3.2(b), if any, shall be calculated and payable as follows:

(i)                                     within forty five (45) days following the End Date, Amneal shall furnish to LCI a detailed written report supporting the calculation of the Amneal Product Profit Share Payment amount, showing the calculation of Gross Margin and Net Profits during the period from the Distribution Effective date through the End Date, and any withholding taxes required to be paid from such profit share payment.

(ii)                                  LCI shall inform Amneal within fifteen (15) days of receiving such written report if it disputes any of the calculations contained therein. If acceptable, LCI will invoice Amneal said amount, and Amneal shall pay the agreed Amneal Product Profit Share Payment due to LCI as reflected in the report within thirty (30) days of the receipt of the invoice from LCI. Amneal shall keep accurate records in sufficient detail to enable the Amneal Product Profit Share Payment payable hereunder to be determined.

SECTION 3.3.                  LCI Product Profit Share Payment

(a)                                 Subject to and to the extent the Gross Margin derived by LCI from the sale of LCI Products during the period commencing on November 1, 2018 through November 30, 2018 exceeds XXXX, LCI shall pay to Amneal an amount equal to 50% of the Net Profits derived from the Gross Margin achieved in excess of XXXX during the period between November 1, 2018 and November 30, 2018 (such payment the “LCI Product Profit Share Payment”).

[Portions of this Section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential portions of this Section that have been omitted are marked with “XXXX”.  A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]

(b)                                 The LCI Product Profit Share Payment, if any, shall be calculated and payable as follows:

(i)             within forty five (45) days following the End Date, LCI shall furnish to Amneal a detailed written report supporting the calculation of the LCI Product Profit Share Payment amount, showing the calculation of Gross Margin and Net Profits during the period from November 1, 2018 through the End Date, and any withholding taxes required to be paid from such profit share payment.

(ii)          Amneal shall inform LCI within fifteen (15) days of receiving such written report if it disputes any of the calculations contained therein. If acceptable, Amneal will invoice LCI said amount, and, at Amneal’s election, LCI shall pay the agreed Amneal Profit Share Payment due to Amneal reflected in the report within thirty (30) days of the receipt of the invoice from Amneal or Amneal shall deduct any amounts from any payment due to LCI pursuant to Sections 3.1 and 3.2 of this Agreement.  LCI shall keep accurate records in sufficient detail to enable the Profit Share Payment payable hereunder to be determined.

ARTICLE IV.

SUPPLY OF AMNEAL PRODUCTS

SECTION 4.1.                          Supply of Amneal Products to Amneal by LCI

(a)                                 Supply. During the term of this Agreement, on and subject to the terms hereof, LCI shall supply Amneal or cause Amneal to be supplied with all of Amneal’s requirements for the Amneal Products for distribution to customers commencing as of the Effective Date.  LCI’s supply of Amneal Products shall not be inconsistent with the terms of the JSP-LCI Agreement, which provides LCI title and risk of loss to the JSP Products upon delivery to a designated commercial carrier at JSP’s manufacturing facility.

(b)                                 Purchase Orders. Amneal shall make all purchases of Amneal Products hereunder by submitting firm purchase orders to LCI. Each such purchase order shall be in writing in a form reasonably acceptable to LCI, and shall specify the description of the particular Product ordered (dosage, strength and tablet count), the quantity ordered, the place of delivery and the required delivery date.    Each order shall be required to have a minimum of forty-five (45) days lead time from receipt of a purchase order to date of delivery. All Amneal Products supplied hereunder shall be shipped on a monthly basis, FOB, to such location as designated by Amneal in the applicable purchase order. Amneal shall pay all freight, , taxes, if any, inspection fees and other charges applicable to the sale and transport of the Amneal Products purchased by Amneal hereunder. Lannett shall be responsible for all insurance charges applicable to the sale and transport of the Amneal Products purchased hereunder.  Title and risk of loss and damages to the Amneal Products purchased hereunder shall pass to Amneal upon delivery to Amneal’s designated place of delivery.  Notwithstanding the above, to the extent LCI is unable to fill, in whole or in part, any purchase order submitted by Amneal hereunder through no fault of LCI, neither LCI nor Amneal shall be responsible or liable to the other under this Agreement for any failure to supply JSP Products in accordance with this Agreement; provided that in the event of any failure to supply or other breach of its obligations by JSP pursuant to the JSP-LCI Agreement, the Parties each acknowledge and agree that Amneal shall be subrogated to all rights of LCI pursuant to the JSP-LCI Agreement, and LCI shall reasonably cooperate, do all acts and execute and deliver all such documents as may be necessary or useful to secure such rights and enable Amneal to effectively enforce such rights.

(c)                                  Exclusive Supply.  From the Distribution Effective Date through the End Date, LCI agrees not to sell, supply or provide JSP Product, directly or indirectly, to or for any party other than Amneal.

(d)                                 Purchase Price. For all Amneal Products ordered pursuant to this Agreement through the End Date, Amneal shall pay to LCI:

(i)             the applicable price(s) (the “Supply Price”) set forth on Exhibit C to this Agreement; plus

(ii)          an amount equal to the Anticipated Gross Margin.  For the avoidance of doubt, any such amount of Anticipated Gross Margin payable by Amneal pursuant to this section shall be applied to the Pre-Payment, and no additional amount(s) of Gross Margin shall be payable with respect to the purchase of any Amneal Products pursuant to this Agreement other than pursuant to Section 3.2 in the form of an Amneal Product Profit Share Payment, if any, and as and if applicable.  In addition, in the event that the Pre-Payment is exhausted prior to the end of the Term of this Agreement as a result of being offset against purchases of Amneal Products, LCI shall supply any additional Amneal Products ordered in accordance with this Agreement but LCI shall only receive, and Amneal shall only be obligated to pay, the applicable Supply Price with respect to such Amneal Products, plus any applicable Amneal Product Profit Share Payment with respect to such Amneal Products.  The Supply Price and the applicable amount of Anticipated Gross Margin payable, if any, shall be referred to as the “LCI Sales Price.”

(e)                                  Invoicing and Payment.  The LCI Sales Price payable with respect to any sales of Amneal Products by LCI to Amneal pursuant to Section 4.1(d), above shall be paid by Amneal within thirty (30) days of Amneal’s receipt of an invoice therefor from LCI, which invoice shall be delivered to Amneal in a form reasonably acceptable to Amneal.  All invoices shall be delivered via e-mail to apnj@amneal.com.   LCI shall pre-pay JSP for the order it places to during the first week of December 2018, and shall subsequently throughout the period from the Distribution Effective Date through the date that is 5 Business Days prior to the end of the Term continue to maintain a minimum pre-payment balance with JSP equivalent to such amount pre-paid with respect to the first week of December, 2018.

ARTICLE V

SUPPLY OF LCI PRODUCT

SECTION 5.1.                  Supply of LCI Product by JSP.  For the period of October 1, 2018 through November 23, 2018 (provided that the final delivery of LCI Products shall be made to LCI no later than November 15, 2018), JSP shall supply LCI the LCI Products set forth on the Supply Plan attached as Exhibit B hereto.

ARTICLE VI.

SEPARATE AGREEMENTS

SECTION 6.1.  JSP-LCI and JSP-Amneal Agreements Separate and Distinct.

(a)                                 Each of JSP, LCI and Amneal acknowledge and agree that the JSP-LCI Agreement and the JSP-Amneal Agreement are separate and distinct agreements that shall remain in force and effect in accordance with their terms notwithstanding the parties’ entry into this Agreement.

(b)                                 The parties further acknowledge and agree that, notwithstanding the foregoing, it is the intention of the parties that nothing herein is intended to create inappropriately duplicative or overlapping rights or obligations with respect to a party.  It is the intent of the parties that this Agreement be construed to reflect that LCI is appointing and authorizing Amneal as its exclusive (even as to LCI) sublicensee under the JSP-LCI Agreement to carry out LCI’s obligations on its behalf under the JSP-LCI Agreement, and that Amneal shall carry out the marketing, distribution and sale of Amneal Products on behalf of LCI.     By way of illustration and without limitation, under no circumstances shall anything in this Agreement be construed, for example, to entitle JSP to require duplicate or additional incremental minimum annual purchases with respect to JSP Products.  In addition, for the avoidance of doubt, nothing in this Agreement shall be deemed or construed to cause the Inducement Payment (as defined in the Amneal-JSP Agreement) to become due or payable, and in no event shall such Inducement Payment become due and payable prior to the Second Amendment Effective Date (as defined in the Amneal-JSP Agreement).

ARTICLE VII.

TRANSITION SUPPORT

(a)                                 No later than the Effective Date, a transition team shall be established by the parties (the “Transition Team”) and shall be comprised of six (6) members, two (2) of whom shall be appointed by each of JSP, Amneal and LCI.  The Transition Team shall discuss, and to the extent necessary and mutually agreed by the parties, meet in person, to develop and draft a Transition Plan that outlines and facilitates the processes and mechanisms for transitioning the business of distributing and selling JSP Products from LCI to Amneal consistent with the terms of this Agreement (the “Transition Plan”).  The parties agree to (a) formulate the Transition Plan as soon as reasonably practical and not later than 5 Business Days after the Effective Date and (b) use commercially reasonable efforts to perform their respective obligations as set forth in the Transition Plan within the timelines set forth therein.  The parties will discuss in good faith any changes to the Transition Plan that become necessary or advisable.  Except as otherwise set forth in the Transition Plan or in this Agreement, each party shall be responsible for its respective costs and expenses incurred in performing the Transition Plan.  In connection with developing or implementing the Transition Plan, the parties may elect to enter into additional agreements on mutually acceptable terms as the parties deem reasonably necessary or advisable.

(b)                                 In connection with carrying out the Transition Plan, and subject to LCI’s receipt of waivers of confidentiality obligations and/or consent by its customers (with waiver via email deemed sufficient), LCI shall,provide to Amneal the information set forth in Exhibit A hereto (i) upon the Effective Date reflecting information and data as of the most recent practicable date and (ii) no later than ten (10) Business Days following the License Effective Date reflecting information and data as of the License Effective Date.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

SECTION 8.1.                          Representations and Warranties of Each Party.  Each of JSP, Amneal and LCI hereby represents and warrants to the other parties that the following statements are true and accurate as of the Effective Date:

(a)                                 Organization; Good Standing. Each of JSP, Amneal and LCI is duly organized or formed, validly existing and in good standing under the laws of, with respect to JSP and Amneal, the State of Delaware and, with respect to JSP, New York.  Each of JSP, Amneal and LCI, as applicable, has the requisite corporate or other power and corporate or other authority to carry on its business as currently conducted.

(b)                                 Authority; Execution and Delivery.  Each of JSP, Amneal and LCI has the requisite corporate or other power and corporate or other authority to enter into this Agreement and to consummate or cause the consummation of the transactions contemplated hereby.  The execution and delivery of this Agreement by each of JSP, Amneal and LCI and the consummation of the transactions contemplated hereby have been duly and validly authorized by each such party, respectively.  This Agreement has been duly executed and delivered by each of JSP, Amneal and LCI and, assuming the due authorization, execution and delivery of this Agreement by the other parties, will constitute the legal, valid and binding obligation of each of JSP, Amneal and LCI, respectively, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws as now or hereafter in effect relating to or affecting creditors’ rights generally and subject to the limitations imposed by general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether such enforceability is considered in a proceeding in equity or at Law.

(c)                                  Consents; No Violation, Etc.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (i) violate any Law applicable to such party or any of its Affiliates, respectively, (ii) conflict with any provision of the certificate of incorporation or bylaws or other organizational documents of such party or any similar organizational documents of its Affiliates, respectively; (iii) conflict with any material Contract to which such party or any of its Affiliates is a party or by which it is otherwise bound, including any Assigned Contract or (iv) other than as otherwise contemplated in this Agreement, require any approval, authorization, consent, license, exemption, filing or registration with any Governmental Authority.

SECTION 8.2.                          Representations and Warranties of LCI.  LCI hereby represents and warrants to each of the other Parties that the following statements are true and accurate as of the Effective Date:

(a)                                 Since January 1, 2017 (i) LCI and its Affiliates have conducted their respective businesses relating to the distribution, marketing, sale and commercialization of Levothyroxine in accordance with the ordinary course of such businesses consistent with past practice, and (ii) there has not been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on such business (other than any such material adverse effect disclosed in or relating to the disclosures contained in LCI’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 23, 2018).

(b)                                 LCI and its Affiliates have conducted and will continue to conduct their respective businesses relating to the distribution, marketing, sale and commercialization of Levothyroxine in accordance with all applicable laws, regulations and directives of any Governmental Authority.  Except as set forth on Schedule 8.2(b), there is no lawsuit, court action or other court proceeding or internal investigation pending or, to the knowledge of LCI, threatened, and LCI has no knowledge of any external investigation pending or threatened with respect to LCI’s business of selling, marketing and distributing Levothyroxine, nor is there any material judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding with respect to LCI’s or any of its Affiliates sale, marketing or distribution of Levothyroxine.

Except as set forth on Schedule 8.2(b), since January 1, 2017, in connection with LCI’s conduct of the business of selling, marketing and distributing JSP Products, (i) neither LCI nor any of its Affiliates has received any written notice from any Governmental Authority that alleges or relates to (A) any violation or noncompliance (or reflects that LCI or any of its Affiliates is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged noncompliance) with any applicable Law or (B) any fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any LCI authorization or permit relating to Levothyroxine and (ii) neither LCI nor any of its Affiliates has entered into any agreement or settlement with any Governmental Authority with respect to its alleged noncompliance with, or violation of, any applicable Law.

(c)                                  The information provided by LCI and set forth in Exhibit A (i) as of the date hereof, and (ii) as updated from time to time is or shall be true, accurate and complete in all material respects as of the date provided.  Further, such information will continue to be true, accurate and complete in all material respects as it may otherwise from time to time be updated by LCI during the term of this Agreement.

(d)                                 As of the Effective Date, (i) LCI is not in breach of any of the terms or conditions set forth in its (A) amended term loan facilities (including the senior secured term loan facility and the incremental term loan), (B) revolving credit facility and (C) any other material indebtedness of LCI or any of its Affiliates (A, B and C, collectively, the “LCI Indebtedness”) ; and (ii) no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of LCI under the terms of the LCI Indebtedness or (iii) would reasonably be expected to result in any of the conditions within its control in the LCI Indebtedness not being satisfied in a timely manner.

(e)                                  As of the Effective Date and as of the End Date, other than any Encumbrance arising from the LCI Indebtedness, there are or will be no Encumbrances on or against any LCI Products or Inventory held by LCI, and LCI or one of its Affiliates holds title to all such LCI Products and Inventory free and clear of any Encumbrance (other than any Encumbrance arising from the LCI Indebtedness).

(f)                                   LCI will use commercially reasonable efforts to ensure that XXXX and XXXX will hold, as of December 1, 2018, XXXX or less of inventory of the LCI Product based on submitted EDI 852 inventory data and average chargeback submissions from July through November 2018.

[Portions of this Section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential portions of this Section that have been omitted are marked with “XXXX”.  A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]

(g)                                  During the period from November 1, 2018 through November 30, 2018, LCI will distribute and sell no more than an aggregate total of XXXX extended units of the LCI Product (representing gross sales of extended units) to XXXX (assuming that the customer does not require additional LCI Products, and Amneal’s approval of LCI’s distribution and sale of such additional LCI Products).  The foregoing aggregate quantity of extended units represents the average monthly volume of LCI Products distributed and sold by XXXX to its customers during the period from June 1, 2018 through October 31, 2018.

[Portions of this Section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential portions of this Section that have been omitted are marked with “XXXX”.  A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]

Section 8.3.  Representations and Warranties of Amneal.  Amneal hereby represents and warrants to the other Parties that the following statements are true and accurate as of the Effective date:

(a)                                 Amneal and its Affiliates will conduct the distribution, marketing, sale and commercialization of Amneal Products in accordance with all applicable laws, regulations and directives of any Governmental Authority.  There is no lawsuit, court action or other court proceeding or internal investigation pending or, to the knowledge of Amneal, threatened, and Amneal has no knowledge of any external investigation pending or threatened which would, or would reasonably be expected to, prevent or materially adversely affect Amneal from carrying out its obligations relating to the sale, marketing and distribution of Amneal Products pursuant to this Agreement.

ARTICLE IX.

ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 9.1.                         Insurance

At all times from the Effective Date through that date which is three years after the date hereof, each of JSP, Amneal and LCI will maintain product liability and other insurance for itself in amounts, respectively, which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size. , Each of JSP, Amneal and LCI shall provide the other party with written proof of such insurance upon request.

SECTION 9.2.                         Books and Records

LCI will preserve all books and records to the extent related its commercialization of JSP Products for applicable periods of time as required by the FDA and any other Governmental Authority, and make such books and records available for inspection and copying by Amneal or its agents upon reasonable written request and upon reasonable advance notice; provided that such inspection and copying will only be permitted to the extent required by any applicable regulation promulgated by the FDA or other Governmental Authority and such inspection and copying will be performed solely at Amneal’s cost and expense.

SECTION 9.3.                         Regulatory Matters

(a)                                 Product Complaints.  JSP shall be responsible for addressing and responding to any complaint (including any adverse event and medical inquiries) related to any JSP Product that is received whether before or following the Effective Date from any source and for investigating and analyzing such product complaint and making required reports to the FDA and equivalent foreign Governmental Entities, regardless of whether the JSP Product involved was sold by LCI or Amneal. Each party will provide such cooperation and assistance as reasonably requested by another party and as may be required by the FDA to maintain the good standing of the NDA(s) for the JSP Products.  Each of the parties shall promptly notify each other in the event it receives such a product complaint relating to any JSP Product or other Levothyroxine. Any product complaint received by a party or its Affiliates which also involves an adverse experience report shall be reported as promptly as reasonably practicable and in any event within a timeline sufficient to allow each party to comply with its respective obligations under applicable Law.  The parties shall reasonably cooperate with each other in connection with any investigation and response to any product complaint relating to any JSP Product or Levothyroxine.

(b)                                 Quality Agreement; Transition of PV Activities from LCI to JSP and/or Amneal.  As soon as reasonably practicable following the Effective Date, the Parties shall reasonably cooperate to enter into (or modify an existing) quality agreement with respect to the Amneal Products, and to prepare a plan to transition the pharmacovigilance activities relating to the JSP Product currently undertaken by LCI (through its third party vendor, Ashfield) pursuant to a Safety Data Exchange Agreement with JSP effective as of the Distribution Effective Date.  The existing Safety Data Exchange Agreement between JSP and LCI shall remain in full force and effect as to all other products except the JSP Product.

SECTION 9.4.                                                                  Trade Returns, Medicaid Rebates, Chargebacks

(a)                                        Amneal shall be responsible for and pay, perform and/or otherwise discharge when due those Rebates, Chargebacks, discounts, allowances, incentives and similar payments in connection with Amneal’s distribution and sale of Amneal Products on or after the Distribution Effective Date.

(b)                                       All returns of Amneal Products from its customers shall be Amneal’s responsibility and for Amneal’s account.

(c)                                  LCI shall be responsible for and pay, perform and/or otherwise discharge when due those Rebates, Chargebacks, discounts, allowances, incentives and similar payments in connection with LCI’s distribution and sale of LCI Products, whether before or after the Distribution Effective Date.

(d)                                       All returns of LCI Products shall be LCI’s responsibility and for LCI’s account.

(e)                                        Any defective Amneal product received by Amneal hereunder shall be returned to LCI.

SECTION 9.5.                                                                  Encumbrances.

From and after the Effective Date, LCI shall not cause or permit any Encumbrance (other than any Encumbrance arising from the LCI Indebtedness existing as of the date hereof) to be placed on exist with respect to any LCI Product or Inventory owned by LCI.

SECTION 9.6.                                                                  Conduct of Business by the Parties.

(a)                                 During the period between the Effective Date and the End Date, subject to the terms of this Agreement, LCI and its Affiliates and agents shall conduct their respective businesses relating to the manufacturing, distribution, marketing, sale and commercialization of JSP Products in accordance with the ordinary course of such businesses consistent with past practice.  The Parties and their Affiliates and agents shall also at all times conduct such businesses in accordance with all applicable laws, regulations and directives of any Governmental Authority.

(b)                                 If and to the extent that LCI or its any of its Affiliates or agents directly or indirectly markets, distributes, sells or commercializes any Excess LCI Inventory, then LCI shall pay to Amneal an amount equal to (i) the Gross Margin with respect to such Excess LCI Inventory marketed, distributed, sold or commercialized times (ii) 115% (One Hundred Fifteen Percent.

(c)                                  Any amount(s) due and payable to Amneal pursuant to Sections 9.6(b) or 9.6(c), above, shall be payable by LCI in immediately available funds within 5 Business Days of receiving Amneal’s invoice for the same.  Amneal shall also have the right, at its option and discretion, to deduct any such amounts from any payment payable pursuant to Section 3.1 and/or Section 3.2 of this Agreement.

SECTION 9.7.                          Representations to Customers.

Amneal, JSP and LCI each agrees not to make any false and/or disparaging statements about JSP Products or about the other party or such party’s Affiliates in connection with the business of the manufacturing, sale, marketing and/or distribution of JSP Products.

SECTION 9.8.                  Right of Offset.

Whenever Amneal is to pay any sum payable pursuant to this Agreement to LCI, any amounts that LCI owes to Amneal and which are not the subject of a good faith dispute may be deducted from that sum before payment including, at Amneal’s option and discretion, by deduction from the payment(s) due pursuant to Sections 3.1, 3.2 and/or 4.1 of this Agreement.

SECTION 9.9                     LCI’s Notice of Ceasing of Distribution of LCI Product

To the extent LCI is contractually bound to provide advance notice of product discontinuation which encompasses non acceptance of purchase orders, ceasing distribution and formal notification of product discontinuation, and the full execution of this Agreement occurs on a date that gives LCI insufficient time to comply with its advance notice requirement to any customer, Amneal agrees to obtain from the LCI customer a waiver of the advance notice requirement and consent to discontinue the acceptance of purchase orders and supply of LCI Product on November 30, 2018.  To the extent that Amneal is unable to obtain all required waivers pursuant to this paragraph on or before November 30, 2018, this Agreement shall become null and avoid and of no further force or effect.  Amneal may elect, in its sole discretion, to continue to keep the Agreement in full force and effect and to indemnify and hold harmless LCI pursuant to Section 11.2(b) until such time as Amneal has obtained the relevant waiver(s). Amneal shall provide written notice to LCI on or prior to November 30, 2018, to the extent Amneal elects to keep this Agreement in full force and effect and indemnify LCI pursuant to Section 11.2(b).

ARTICLE X.

AMENDMENT AND WAIVER

SECTION 10.1.                   Amendment and Waiver

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing, a party may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE XI.

INDEMNIFICATION

SECTION 11.1.                   Indemnification by LCI

Subject to Section 10.3, LCI hereby agrees that from and after the Effective Date, LCI shall indemnify Amneal and its Affiliates and their respective officers, directors and employees (the “Amneal Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such parties for, any Losses to the extent such Losses arise from or in connection with a claim brought by an unrelated third party relating to the following:

(i)                                     any breach by LCI of any representation or warranty made by it contained in this Agreement;

(ii)                                  any breach by LCI of any of its covenants, agreements or obligations contained in this Agreement; and

(iii)                               the negligence or misconduct of LCI or any of its Affiliates or agents in connection with LCI’s marketing sale or distribution of LCI Products.

SECTION 11.2.                   Indemnification

(a)                                         Subject to Section 11.3, each Party hereby agrees that from and after the License Effective Date, it shall indemnify the other Party and its Affiliates and their respective officers, directors and employees (the “Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such Parties for, any Losses to the extent such Losses arise from or in connection with a claim brought by an unrelated third party relating to the following:

(i)                                     any breach by the indemnifying Party of any representation or warranty made by it contained in this Agreement;

(ii)                                  any breach by the indemnifying Party of any of its covenants, agreements or obligations contained in this Agreement; and

(iii)                               the negligence or misconduct of the indemnifying Party or any of its Affiliates or agents in connection with the indemnifying Party’s marketing sale or distribution of Amneal Products or LCI Products, as applicable.

(b)                                 In addition, subject to Section 11.3, in the event and to the extent that Amneal notifies LCI that Amneal elects to keep this Agreement in full force and effect pursuant to Section 9.9, Amneal hereby agrees that from and after the Distribution Effective Date, it shall indemnify and hold harmless LCI from any and all Losses incurred by LCI arising from third party claims, including failure to supply penalties assessed against LCI by any customer as a result of LCI’s inability to supply LCI Product between the Distribution Effective Date and the End Date.

SECTION 11.3.                   Limitations

(a)                                         The amount of any Losses for which either LCI or Amneal, as the case may be, is liable shall be reduced by the amount of any insurance proceeds actually paid to Amneal Indemnified Party and LCI Indemnified Party (net of any documented costs and expenses incurred to obtain the recovery), as applicable.

(b)                                 Notwithstanding any other provision contained herein, neither Amneal nor LCI shall have an obligation to indemnify or hold the other harmless as a result of JSP’s failure to supply JSP Products pursuant to this Agreement (including but not limited to failure to supply penalties that may be assessed against Amneal or LCI, as applicable); except to the extent any such failure to supply is caused by or arises from the breach, negligence or misconduct of Amneal or LCI, as applicable.

(c)                                          In no event shall either party or any of its Affiliates be liable by reason of any breach of any representation, warranty, condition or other term of this Agreement or any duty of common law, in each case for any consequential (whether foreseeable at the Effective Date or not), special or incidental or punitive loss or damage (whether for loss of current or future profits, loss of enterprise value or otherwise); provided that the foregoing does not limit any of the obligations or liability of either party or its Affiliates under Sections 10.1. and 10.2 with respect to claims of unrelated third parties.

SECTION 11.4.                  Procedure

(a)                                        In order for an indemnified party under this Article X (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, such Indemnified Party will, within a reasonable period of time following the discovery of the matters giving rise to any Losses, notify the indemnifying party under this Article X (the “Indemnifying Party”) in writing of its claim for indemnification for such Losses, specifying in reasonable detail the nature of such Losses and the amount of the liability estimated to accrue therefrom; provided, however, that failure to give such notification will not affect the indemnification provided hereunder, except to the extent the Indemnifying Party will have been actually prejudiced as a result of such failure. The Indemnified Party will deliver to the Indemnifying Party, within a reasonable period of time after the Indemnified Party’s receipt of such request, all information and documentation reasonably requested by the Indemnifying Party with respect to such Losses.

(b)                                        The Indemnifying Party will be entitled to assume the defense of a claim subject to indemnification pursuant to this Article X. Should the Indemnifying Party so elect to assume the defense of such claim, the Indemnifying Party shall so notify the Indemnified Party within 30 days after receipt of notification of such claim from the Indemnified Party, and the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will control such defense.  If the Indemnifying Party chooses to defend or prosecute an indemnifiable claim, the Indemnifying Party will have the right, at its sole expense, to conduct and control, the defense of such claim with counsel reasonably acceptable to the Indemnified Party and the Indemnified Party will cooperate with the Indemnifying Party in connection therewith.  Such cooperation will include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  If the Indemnifying Party chooses to defend or prosecute any indemnifiable claim, it will defend or prosecute it diligently and the Indemnifying Party will obtain the prior written approval of the Indemnified Party (not to be unreasonably withheld) before entering into any settlement, compromise or discharge of such indemnifiable claim unless (i) there is no finding or admission of any violation of Law by the Indemnified Party or any violation by the Indemnified Party of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, (ii) the sole relief provided is money damages that are paid in full by the Indemnifying Party, (iii) the Indemnified Party has no liability with respect to any compromise or settlement and (iv) such settlement, compromise or discharge includes an unconditional release in favor of the Indemnified Party by the third-party claimant from all liability with respect to such claim.  If the Indemnifying Party does not assume the defense within 30 days of receipt of notice of an indemnification claim hereunder, the Indemnified Party will have the right to control the defense of such action and the Indemnifying Party will be liable for any subsequent reasonable fees and expenses of counsel employed by the Indemnified Party.

ARTICLE XII.

GENERAL PROVISIONS

SECTION 12.1.                  Expenses

Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expense.

SECTION 12.2.                  Further Assurances and Actions

(a)                                        Each of the parties hereto, upon the request of the other party hereto, and without further consideration, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement.  JSP, Amneal and LCI agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement the transactions contemplated by this Agreement.

SECTION 12.3.                   Notices

All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (i) on the date delivered, if personally delivered, (ii) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error prior to 5 p.m. on a Business Day (or the following Business Day if transmitted after 5 p.m. or a day other than a Business Day) or (iii) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next Business Day delivery, in each case addressed to the applicable party at the address set forth below; provided that a party may change its address for receiving notice by the proper giving of notice hereunder:

if to JSP, to:

Jerome Stephens Pharmaceuticals, Inc.

60 Davinci Dr, Bohemia

NY 11716

ATTN:  Daniel Akeson, Director

with a copy to:

John Haggerty

Mantell, Prince & Reynolds, P.C.

Mountain Heights Center

430 Mountain Avenue

Murray Hill, New Jersey 07974

if to Amneal, to:

Amneal Pharmaceuticals LLC

400 Crossing Boulevard, Third Floor,

Bridgewater, NJ 08807

ATTN:  EVP, Commercial Operations, Generics

with a copy to:

ATTN:  SVP, General Counsel

if to LCI, to:

Lannett Company, Inc.

13200 Townsend Road

Philadelphia, PA

ATTN:  Legal Department

with a copy to:

ATTN:  SVP, General Counsel

SECTION 12.4.                  Headings

The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 12.5.                  Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 12.6.                  Counterparts

This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

SECTION 12.7.                   Entire Agreement; No Third-Party Beneficiaries

This Agreement and the Exhibits and Schedules hereto, along with the relevant confidentiality agreements, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral (including any letter of intent, memorandum of understanding or term sheet), between or among the parties hereto with respect to the subject matter hereof.  Except as specifically provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder.

SECTION 12.8.                   Governing Law

This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, U.S.A. applicable to agreements made and to be performed entirely in such State.

SECTION 12.9.                   Jurisdiction, Venue, Service of Process

Each of the parties to this Agreement agrees to irrevocably submit to the exclusive jurisdiction of (i) state court of Delaware or (ii) the United States District Court for the District of Delaware, U.S.A., for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware, U.S.A. or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state court of Delaware.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail or recognized international courier service to such Party’s respective address set forth in Section 11.3 of this Agreement shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to such jurisdiction pursuant to the terms of this Agreement.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the state court of Delaware or (b) the United States District Court for the District of Delaware , U.S.A.

SECTION 12.10.            Publicity

No party will make any public announcement concerning, or otherwise publicly disclose, any information with respect to the transactions contemplated by this Agreement or any of the terms and conditions hereof without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld.  Notwithstanding the foregoing, either party may make any public disclosure concerning the transactions contemplated hereby that in the view of such party’s counsel may be required by Law or the rules of any stock exchange on which such party’s or its Affiliates’ securities trade; provided, however, the party making such disclosure will provide the non-disclosing party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination, and the parties hereto will coordinate with one another regarding the timing, form and content of such disclosure.

SECTION 12.11.           Assignment

No party may assign its rights or obligations under this Agreement without the prior written consent of each of the other parties. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 12.12.           Specific Performance

Each party agrees that they shall each be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they may be entitled at law or in equity.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this License and Transition Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

AMNEAL PHARMACEUTICALS LLC.

By:	/s/ Robert Stewart
Name:	Robert Stewart
Title:	President and CEO

LANNETT COMPANY, INC.

By:	/s/ Timothy C. Crew
Name:	Timothy C. Crew
Title:	Chief Executive Officer

JEROME STEVENS PHARMACEUTICALS, INC.

By:	/s/ Ronald Steinlauf
Name:	Ronald Steinlauf
Title:	Vice President

[Signature Page to License and Transition Support Agreement]

EXHIBIT A

LCI PRODUCT INFORMATION1

Upon receipt of customer consent and waivers of confidentiality obligations, LCI will provide the following information with respect to Lannett Products:

1.              Current NET PRICING for Lannett Products (by customer by NDC)

2.              EDI 852 transaction set data as of January 1, 2018, April 1, 2018, July 1, 2018, October 1, 2018 and December 7, 2018, by customer reflecting inventory levels, sales rates and other product movement-related information, including the following information specifically for XXXX, XXXX and XXXX:

a.              Item description and NDC

b.              Quantity sold (by customer by NDC)

c.               Quantity on hand (by customer by NDC)

d.              Quantity on order (by customer by NDC)

e.               Forecast sales (by customer by NDC)

f.                Sales history and/or comparison to prior periods (by customer by NDC)

[Portions of this Section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential portions of this Section that have been omitted are marked with “XXXX”.  A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]

3.              LANNETT ON HAND INVENTORY (provided weekly commencing November 1, 2018)

4.              Weekly LANNETT DIRECT SALES UNITS (provided weekly commencing November 1, 2018)

5.              MONTHLY HISTORICAL DIRECT SALES UNITS (by customer by NDC) COMMENCING AS OF JANUARY 1, 2018 THROUGH NOVEMBER 30, 2018

6.              MONTHLY HISTORICAL INDIRECT SALES UNITS (by customer/contract by NDC) COMMENCING AS OF JANUARY 1, 2018 THROUGH DECEMBER 30, 2018,

7.              12 MONTH FORWARD FORECAST ( by NDC)

(1)  This information is being provided in connection with the transition of the distribution of JSP Product to Amneal pursuant to Amneal’s due diligence prior to the Effective Date.

EXHIBIT B

SUPPLY PLAN

	LEVOTHYROXINE SODIUM 25MCG TAB, USP C Total			Week of				Total Supply Plan
	0527-1341-01			29-Oct	5-Nov	12-Nov	19-Nov
	Supply							—
	LEVOTHYROXINE SODIUM 25MCG TAB, USP M Total			Week of				Total Supply Plan
	0527-1341-10			29-Oct	5-Nov	12-Nov	19-Nov
	Supply				10,000	5,000		15,000
	LEVOTHYROXINE SODIUM 50MCG TAB, USP C Total			Week of				Total Supply Plan
	0527-1342-01			29-Oct	5-Nov	12-Nov	19-Nov
	Supply							—
	LEVOTHYROXINE SODIUM 50MCG TAB, USP M Total			Week of				Total Supply Plan
	0527-1342-10			29-Oct	5-Nov	12-Nov	19-Nov
	Supply					—		—
	LEVOTHYROXINE SODIUM 75MCG TAB, USP C Total			Week of				Total Supply Plan
	0527-1343-01			29-Oct	5-Nov	12-Nov	19-Nov
	Supply			50,040	38,960	—		89,000
	LEVOTHYROXINE SODIUM 75MCG TAB, USP M Total			Week of				Total Supply Plan
	0527-1343-10			29-Oct	5-Nov	12-Nov	19-Nov
	Supply			4,918	20,000	15,000	15,082	55,000
	LEVOTHYROXINE SODIUM 88MCG TAB, USP C Total			Week of				Total Supply Plan
	0527-1344-01			29-Oct	5-Nov	12-Nov	19-Nov
	Supply				—			—
	LEVOTHYROXINE SODIUM 88MCG TAB, USP M Total			Week of				Total Supply Plan
	0527-1344-10			29-Oct	5-Nov	12-Nov	19-Nov
	Supply							—
	LEVOTHYROXINE SODIUM 100MCG TAB, USP C Total			Week of				Total Supply Plan
	0527-1345-01			29-Oct	5-Nov	12-Nov	19-Nov
	Supply			—	20,000	10,000	—	30,000
	LEVOTHYROXINE SODIUM 100MCG TAB, USP M Total			Week of				Total Supply Plan
	0527-1345-10			29-Oct	5-Nov	12-Nov	19-Nov
	Supply				—		—	—
	LEVOTHYROXINE SODIUM 112MCG TAB, USP C Total			Week of				Total Supply Plan
	0527-1346-01			29-Oct	5-Nov	12-Nov	19-Nov
	Supply			83,850	100,000	100,000	106,150	390,000
	LEVOTHYROXINE SODIUM 112MCG TAB, USP M Total			Week of				Total Supply Plan
	0527-1346-10			29-Oct	5-Nov	12-Nov	19-Nov
	Supply			—	10,000	10,000		20,000
	LEVOTHYROXINE SODIUM 125MCG TAB, USP C Total			Week of				Total Supply Plan
	0527-1347-01			29-Oct	5-Nov	12-Nov	19-Nov
	Supply							—
	LEVOTHYROXINE SODIUM 125MCG TAB, USP M Total			Week of				Total Supply Plan
	0527-1347-10			29-Oct	5-Nov	12-Nov	19-Nov
	Supply			—	2,000	—		2,000
	LEVOTHYROXINE SODIUM 137MCG TAB, USP C Total			Week of				Total Supply Plan
	0527-1638-01			29-Oct	5-Nov	12-Nov	19-Nov
	Supply			16,084		—		16,084
	LEVOTHYROXINE SODIUM 137MCG TAB, USP M Total			Week of				Total Supply Plan
	0527-1638-10			29-Oct	5-Nov	12-Nov	19-Nov
	Supply							—
	LEVOTHYROXINE SODIUM 150MCG TAB, USP C Total			Week of				Total Supply Plan
	0527-1349-01			29-Oct	5-Nov	12-Nov	19-Nov
	Supply							—
	LEVOTHYROXINE SODIUM 150MCG TAB, USP M Total			Week of				Total Supply Plan
	0527-1349-10			29-Oct	5-Nov	12-Nov	19-Nov
	Supply			5,066	—			5,066
	LEVOTHYROXINE SODIUM 175MCG TAB, USP C Total			Week of				Total Supply Plan
	0527-1350-01			29-Oct	5-Nov	12-Nov	19-Nov
	Supply							—
	LEVOTHYROXINE SODIUM 175MCG TAB, USP M Total			Week of				Total Supply Plan
	0527-1350-10			29-Oct	5-Nov	12-Nov	19-Nov
	Supply					—		—
	LEVOTHYROXINE SODIUM 200MCG TAB, USP C Total			Week of				Total Supply Plan
	0527-1351-01			29-Oct	5-Nov	12-Nov	19-Nov
67412 short dated’	Supply						—	—
	LEVOTHYROXINE SODIUM 200MCG TAB, USP M Total			Week of				Total Supply Plan
	0527-1351-10			29-Oct	5-Nov	12-Nov	19-Nov
	Supply							—
	LEVOTHYROXINE SODIUM 300MCG TAB, USP C Total			Week of				Total Supply Plan
	0527-1352-01			29-Oct	5-Nov	12-Nov	19-Nov
	Supply				—	1,000		1,000
	Total Levothyroxine		Week of					Total Supply Plan
		Opening	22-Oct	29-Oct	5-Nov	12-Nov	19-Nov
	Supply	—	—	159,958	200,960	141,000	121,232	623,150

Units Shipped on 10/31 per JSP Inv #22314

Units still to be received per agreed up Supply Plan

Total Units in Supply Plan from 10/29 through 11/23

EXHIBIT C

Amneal Supply Price

XXXX

[Portions of this Section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential portions of this Section that have been omitted are marked with “XXXX”.  A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]